As filed with the Securities and Exchange Commission on July 12, 2016

Registration Statement No. 333-129751

Registration Statement No. 333-129757

Registration Statement No. 333-129758

Registration Statement No. 333-151082

Registration Statement No. 333-185553

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-129751

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-129757

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-129758

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-151082

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-185553

UNDER

THE SECURITIES ACT OF 1933

IHS INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3769440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15 Inverness Way East Englewood, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan

Offer under the Non-Qualified Stock Option Plan (Effective December 1, 1998) and the 2002 Non-Qualified

Stock Option Plan of IHS Group Inc.

IHS Inc. Employee Stock Purchase Plan

(Full titles of the plans)

Stephen Green

IHS Inc.

15 Inverness Way East

Englewood, Colorado 80112

(Name and address of agent for service)

(303) 790-0600

(Telephone number, including area code, of agent for service)

Copies to:

Michael J. Aiello

Jaclyn L. Cohen

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of IHS Inc., a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-129751, registering 3,688,360 shares of Class A common stock, par value $0.01 per share, of the Company (“Common Stock”) under the Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan (the “Long-Term Incentive Plan”), as previously filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 16, 2005;

2.	Registration Statement No. 333-129757, registering 1,271,220 shares of Common Stock under the Offer Under the Non-Qualified Stock Option Plan (Effective December 1, 1998) and the 2002 Non-Qualified Stock Option Plan of IHS Group Inc., as previously filed with the Commission on November 16, 2005;

3.	Registration Statement No. 333-129758, registering 1,000,000 shares of Common Stock under the IHS Inc. Employee Stock Purchase Plan, as previously filed with the Commission on November 16, 2005;

4.	Registration Statement No. 333-151082, registering 4,250,000 shares of Common Stock under the Long-Term Incentive Plan, as previously filed with the Commission on May 21, 2008;

5.	Registration Statement No. 333-185553, registering 3,500,000 shares of Common Stock under the 1996 SOP, registering 200,000 shares of Common Stock under the Long-Term Incentive Plan, as previously filed with the Commission on December 19, 2012;

On July 12, 2016, pursuant to the Agreement and Plan of Merger, dated as of March 20, 2016 (the “Merger Agreement”), by and among the Company, Markit Ltd., a Bermuda company (“Markit”), and Marvel Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Markit (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned indirect subsidiary of Markit.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 12th day of July, 2016.

IHS INC.

By:	/s/ Stephen Green
Stephen Green
Executive Vice President, Legal and Corporate Secretary